AAPOON INC
UNAUDITED  FINANCIALS
JANUARY 1 TO DECEMBER  31,  2019
"Profit & Loss"
January through December 2019
"Ordinary Income/Expense"
"Income"
Refund of Service Fee		190.00
Total Income		190.00
Expense
Software Development Expenses		172,858.59
Travel & Conference		18,463.06
Contract Service		6,075.52
Fundraising & Listing Expensers		17,533.59
Marketing Expenses		9,810.45
Office Expenses		1,198.99
Dues & Subscription		8,365.88
Meal & Entertainment		605.57
Interest		92.30
Bank Charges		400.00
Professional Fees		1,914.77
Utilities		585.33
Total Expense		237,904.05
Net Ordinary Income	-237,714.05
Net Income
-237,714.05
ASSETS
"Current Assets"	"Balance Sheet
As of December 31, 2019"		Dec31,19
Checking/Savings
Cash & Bank		76,903.48
Total Checking/Savings		76,903.48
Total Current Assets		76,903.48
Other Assets
PLATFORM Software Cost		3,500,000.00
Total Other Assets		3,500,000.00
TOTAL ASSETS		3,576,903.48
LIABILITIES & EQUITY
"Liabilities
Current Liabilities Credit Cards"
Chase cc_ 8732		3,504.66
Total Credit Cards		3,504.66
Other Current Liabilities
Loan Payable to iServiceGlobe		40,956.08
Total Other Current Liabilities		40,956.08
Total Current Liabilities		44,460.74
Long Term Liabilities
Note Payable		3,924,600.00
Total Long Term Liabilities		3,924,600.00
Total Liabilities		3,969,060.74
Equity
Capital Stock-Radha		1,000.00
Capital Stock-Srini		9,000.00
Opening Balance Equity		-107,810.84
Retained Earnings		-56,632.37
Net Income		-237,714.05
Total Equity		-392,157.26
TOTAL LIABILITIES & EQUITY		3,576,903.48